Qualstar Declares Cash Dividend of $0.06 per Common Share

SIMI VALLEY, CA -- (Marketwire - November 06, 2009) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, announced that its Board of Directors declared a cash dividend of $0.06 per share of common stock on November 4, 2009. The cash dividend will be paid on December 10, 2009 to shareholders of record as of December 1, 2009.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand switching power supplies are sold worldwide to OEM manufacturers who require both industry-leading high power efficiency and very small size for their products. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

For more information, contact:

Nicki Andalon
Chief Financial Officer
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@frbir.com